Execution Copy AVAYA Global Assignment Agreement (#283646FRA) AVAYA DEUTSCHLAND GMBH AVAYA GMBH & CO. KG as Assignors CITIBANK, N.A. as Administrative Agent GLOBAL ASSIGNMENT AGREEMENT (Globalzessionsvertrag) Skadden, Arps, Slate, Meagher & Flom LLP An der Welle 3 60322 Frankfurt am Main Germany Exhibit 10.15

Table of Contents

Clause		Page
1.	Definitions and Rules of Construction	2
2.	Assignment of Receivables	5
3.	Transfer of Independent Ancillary Rights	5
4.	Security Purpose of Assignment	5
5.	Lists of receivables and insurances	5
6.	Notice of Assignment	6
7.	Receivables under Extended Retention of Title Arrangements	7
8.	Checks and Bills of Exchange	7
9.	Collection of Receivables by the Assignors	8
10.	Representations	8
11.	Undertakings	9
12.	Enforcement	10
13.	Limitations on Enforcement	11
14.	Bookkeeping and Data Processing	12
15.	Recourse Claims	12
16.	Costs and Expenses	13
17.	Indemnity	13
18.	Duration and Independence	13
19.	Release of Security (Sicherheitenfreigabe)	13
20.	Notices and Language	14
21.	Partial Invalidity; Waiver	15
22.	Counterparts and conclusion of this agreement	15
23.	Amendments	16
24.	Assigns and Transferees	16
25.	Applicable Law; Jurisdiction	16

List of Schedules

Schedule	Page
Schedule 1 List of Trade Receivables	18
Schedule 2 List of insurances	19
Schedule 3 List of Existing Intra-Group Receivables	20
Schedule 4 Form of Notice for a Disclosed Assignment	21
Schedule 5 Form of Blank Notification Letter	23

AVAYA Global Assignment Agreement (#283646FRA)

1 AVAYA Global Assignment Agreement (#283646FRA) This GLOBAL ASSIGNMENT AGREEMENT (the "Agreement") is dated as of 4 June 2015 and entered into BETWEEN: (1) AVAYA GMBH & CO. KG, a limited partnership with a limited liability company as its general partner (GmbH & Co. KG) organized under the laws of the Federal Republic of Germany, with registered office at Theodor-Heuss-Allee 112, 60486 Frankfurt am Main, Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Frankfurt under registration number HRA 29419 ("Assignor 1"); (2) AVAYA DEUTSCHLAND GMBH, a limited liability company (Gesellschaft mit beschränkter Haftung) constituted under the laws of the Federal Republic of Germany, with registered office at Theodor-Heuss-Allee 112, 60486 Frankfurt am Main, Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Frankfurt under registration number HRB 100757 ("Assignor 2"; Assignor 1 and Assignor 2 are collectively referred to as the "Assignors"); and (3) Citibank, N.A., in its capacity as administrative agent under the Credit Agreement (as defined below), (the "Administrative Agent"). The Assignors and the Administrative Agent are hereinafter collectively referred to as the "Parties" and each also as a "Party". WHEREAS: (A) Reference is made to that certain credit agreement, dated as of 4 June 2015, among Avaya Canada Corp., an unlimited liability company organized under the laws of the province of Nova Scotia, Avaya UK, a company incorporated under the laws of England and Wales, Avaya International Sales Limited, a limited liability company incorporated under the laws of Ireland, and the Assignors as borrowers (collectively, the "Borrowers"), the other loan parties from time to time party thereto, the lenders from time to time party thereto, the Administrative Agent, and each other party thereto (as amended, restated, supplemented, confirmed or otherwise modified from time to time the "Credit Agreement"). (B) Each Assignor has agreed to assign certain receivables to the Administrative Agent as security for the Secured Obligations (as defined below). (C) The security interest created pursuant to this Agreement is to be administered by the Administrative Agent for and on behalf of the Secured Parties (as defined below) pursuant to the Credit Agreement.

2 AVAYA Global Assignment Agreement (#283646FRA) NOW THEREFORE, the Parties agree as follows: 1. DEFINITIONS AND RULES OF CONSTRUCTION 1.1 Definitions In this Agreement: "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City, USA, or Frankfurt am Main are authorized or required by law to close. "Event of Default" means any event of default as defined and set out in Section 8.01 of the Credit Agreement. "Independent Ancillary Rights" means, with respect to any Receivable, all of the Assignor's interest in any goods and work in progress (including returned or repossessed goods) relating to the sale creating such Receivable, and all security, deposits, guarantees, insurances (including credit insurance covering account debtor default risk (Delkredererisiko)), indemnities, letters of credit, bills of exchange, cheques, other negotiable instruments, warranties, retention of title and other agreements and arrangements not created or made by the relevant Assignor supporting or securing payment of such Receivable and all proceeds at any time arising out of the resale, redemption or other disposal (net of collection costs), or dealing with, or judgments relating to, any of the foregoing, any debts represented thereby and all rights of action against any person in connection therewith. "Insurances" means all existing or future German law governed contracts and policies of insurance (including, for the avoidance of doubt, all cover notes) of whatever nature (except for third party liability insurances (Haftpflichtversicherungen) and insurance policies entered into for the benefit of any Assignor's employees) which are from time to time taken out by or on behalf of the relevant Assignor or (to the extent of such interest) in which the relevant Assignor has an interest, including, but not limited to, those specified in Schedule 2 (List of Insurances). "Intra-Group Agreements" means any and all present and future German law governed agreements between any Assignor and another Affiliate under which the respective Affiliate is owing monies to the relevant Assignor, in particular (i) loan agreements (including intercompany loans resulting from any cash pool arrangements) and (ii) any current account arrangements (irrespective of whether genuine or non- genuine current account arrangements (echte oder unechte Kontokorrentverhältnisse) and including the claim to determine the current account balance (Anspruch auf Feststellung des gegenwärtigen Saldos) and the current account balance receivable (Kontokorrentsaldoanspruch)). "Intra-Group Receivables" means any and all present and future, actual and contingent German law governed monetary rights and claims of any Assignor arising under or with respect to any and all Intra-Group Agreements.

3 AVAYA Global Assignment Agreement (#283646FRA) "Receivables" means: (a) the Trade Receivables; (b) any and all present and future, actual and contingent rights and claims to which any Assignor is now or may hereafter become entitled in respect of all present and future Insurances of the relevant Assignor or by any third party for the benefit of the relevant Assignor (the "Insurance Receivables"); and (c) the Intra-Group Receivables. "Parallel Obligations" means the independent obligations of any Loan Party arising pursuant to Section 10.30 of the Credit Agreement or under any other abstract acknowledgement of indebtedness (abstraktes Schuldanerkenntnis) in favour of the Administrative Agent granted in relation to the Loan Documents. "Secured Obligations" has the meaning as ascribed to the term "Obligations" in the Credit Agreement, including, the Parallel Obligations. The Secured Obligations shall include any obligation based on unjust enrichment (ungerechtfertigte Bereicherung) or tort (Delikt). "Secured Parties" means the "Secured Parties" as defined in the Credit Agreement. "Security" means any mortgage, charge, pledge, Lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect granted by any Foreign Loan Party under the Loan Documents with a view to securing the Secured Obligations or any other rights of any Secured Party. "Trade Receivables" means any and all present and future, actual and contingent German law governed trade accounts receivable (Forderungen aus Lieferungen und Leistungen (§ 266 para. 2 lit. B, no. II.1 German Commercial Code (Handelsgesetzbuch, "HGB")) of any Assignor originating from selling or renting-out of goods and/or providing services (Warenlieferungen und Leistungen) (excluding, for the avoidance of doubt, any accounts receivable resulting from inter-company loans) together with any and all present and future current account arrangements (irrespective of whether genuine or non-genuine current account arrangements (echte oder unechte Kontokorrentverhältnisse) (the "Current Account Arrangements") and including the claim to determine the current account balance (Anspruch auf Feststellung des gegenwärtigen Saldos) and the current account balance receivable (Kontokorrentsaldoanspruch)) and the right to terminate (Kündigungsrecht) such Current Account Arrangement. 1.2 Construction (a) In this Agreement the word(s): (i) "include", "includes", "including" and "in particular" shall be construed as illustrative only and not as limiting the generality of any preceding words;

4 AVAYA Global Assignment Agreement (#283646FRA) (ii) "hereby", "herein", "hereof", "hereunder" and "herewith", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (iii) "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality); (iv) "promptly" means without undue delay (ohne schuldhaftes Zögern); and (v) "will" shall be construed to have the same meaning and effect as the word "shall". (b) Unless a contrary indication appears, words importing the plural shall include the singular and vice versa. (c) Capitalised terms used but not otherwise defined herein shall have the meaning ascribed to them in the Credit Agreement. 1.3 Other references (a) Unless a contrary indication appears, in this Agreement: (i) any definition of, or reference to, any agreement, instrument or other document shall be construed as a reference to such agreement, instrument or other document as amended, novated, restated, supplemented, superseded, extended or otherwise modified from time to time (subject to any restrictions on such amendments, novations, restatements, supplements, supersessions, extensions or modifications set forth in any of the Loan Documents); (ii) any reference to any person shall be construed to include such person's successors, transferees and assigns; and (iii) references to Clauses and Schedules are references to clauses of, and schedules to, this Agreement. (b) The headings in this Agreement are for ease of reference only and shall not affect the interpretation of this Agreement. 1.4 This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of an English word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail. Where a legal concept is described in English, the meaning or construction of such legal concept under any law other than the law of the Federal Republic of Germany by any relevant foreign court shall not apply to this Agreement and in any event shall be ascribed the meaning or construction as applied by the law of the Federal Republic of Germany or a German court.

5 AVAYA Global Assignment Agreement (#283646FRA) 2. ASSIGNMENT OF RECEIVABLES 2.1 Each Assignor hereby assigns the Receivables and all accessory security rights (akzessorische Sicherheiten) and ancillary rights (Neben-, Hilfs- und Vorzugsrechte) pursuant to (including by way of analogy) § 401 of the German Civil Code (Bürgerliches Gesetzbuch, "BGB") pertaining thereto to the Administrative Agent (the "Assignment"). 2.2 The Administrative Agent hereby accepts the Assignment. 2.3 The existing Receivables shall pass over to the Administrative Agent on execution of this Agreement, and any future Receivables shall pass over to the Administrative Agent when such Receivables come into existence. 3. TRANSFER OF INDEPENDENT ANCILLARY RIGHTS To the extent that the Independent Ancillary Rights which have been granted in respect of certain Receivables do not transfer to the Administrative Agent, the Administrative Agent may request at any time and at its sole discretion the assignment and/or transfer (as the case may be) of such Independent Ancillary Rights. 4. SECURITY PURPOSE OF ASSIGNMENT 4.1 The Assignment is constituted in order to secure the prompt and complete satisfaction of any and all Secured Obligations. 4.2 The Assignment shall also cover any additional Secured Obligations created in the future, including those resulting from additional facilities under any Loan Document or future extensions or increases of existing facilities, and any other increase in principal or any increase in interest, including by means of amendment, restatement or novation of, or supplement to, any Loan Document. 5. LISTS OF RECEIVABLES AND INSURANCES 5.1 Each Assignor shall deliver to the Administrative Agent: (a) within 45 (forty five) calendar days after the end of each calendar quarter: (i) lists setting out the Receivables as of the end of such calendar quarter; (ii) a list setting out the Insurances as of the end of such calendar quarter; (iii) a list setting out the Intra-Group Agreements as of the end of such calendar quarter; (iv) a list setting out the Current Account Arrangements of the end of such calendar quarter; and (b) upon the occurrence and during to the continuance of an Event of Default, at any time if so reasonably requested by the Administrative Agent, setting out the Receivables and/or the Insurances as of a date specified by the Administrative Agent.

6 AVAYA Global Assignment Agreement (#283646FRA) The lists referred to above (or any of them) shall be on a readable and compatible CD, DVD or other electronic data storage medium or in such other form as agreed between the Administrative Agent and the Assignor and shall be in a format readily and easily accessible for the Administrative Agent. 5.2 Unless otherwise agreed, the lists referred to in Clause 5.1 shall show in relation to Receivables and Insurances: (a) the names and addresses of the debtors as well as any outstanding amounts and the due dates for payment; and (b) all unpaid counter claims (being such counter claims invoiced (in Rechnung gestellt) or otherwise asserted (geltend gemacht) by the other party or otherwise known to the relevant Assignor), if any, which arise from contracts between the relevant Assignor and the relevant debtors, and shall state the exact amount of such unpaid claim, the maturity date and the name of the respective debtor. 5.3 The lists of Receivables and of the Insurances referred to in this Clause 5 shall be for information purposes only and shall not be deemed to be a representation or warranty to the accuracy or completeness thereof. If for any reason whatsoever the relevant Receivables or Insurances are not, or are incompletely, contained in such list, the assignment of the Receivables shall not be affected thereby. 5.4 If any Assignor employs a third party for its bookkeeping and/or data-processing upon the occurrence of an Event of Default which is continuing, each Assignor hereby irrevocably authorises the Administrative Agent to obtain any information about and relating to the Receivables directly from such third party at the relevant Assignor's costs and expenses. 6. NOTICE OF ASSIGNMENT 6.1 Unless otherwise agreed by the Administrative Agent, each Assignor shall promptly notify by registered mail (Einschreiben mit Rückschein) the relevant debtors and the insurers of the assignment of the Intra-Group Receivables and the Insurance Receivables constituted hereunder in the form set out in Schedule 4 (Form of Notice for a Disclosed Assignment), but not later than within 5 (five) Business Days after the date hereof or, with respect to Intra-Group Receivables and the Insurance Receivables arising from future Intra-Group Agreements or future insurance agreements within 5 (five) Business Days after the date of entry into such agreement. Each Assignor shall promptly send a copy of each dispatched notification letter together with the return receipt (Rückschein) to the Administrative Agent, but not later than within 10 (ten) Business Days after the date of the relevant notification letter. 6.2 Each Assignor shall (i) procure that the debtors of the Intra-Group Receivables and (ii) use its reasonable efforts to procure that the insurers acknowledge each notice of assignment and accept the terms of such assignment as set out in Schedule 4 (Form of Notice for a Disclosed Assignment). Each Assignor shall provide evidence to the Administrative Agent of any such acknowledgement received during any calendar quarter within 10 (ten) Business Days after the end thereof.

7 AVAYA Global Assignment Agreement (#283646FRA) 6.3 Each Assignor shall deliver to the Administrative Agent 5 (five) undated notification letters in the form of Schedule 5 (Form of Blank Notification Letter), each executed in blank within 5 (five) Business Days after the date hereof. Each Assignor authorises the Administrative Agent to copy and date such blank notification letters following the occurrence of an Event of Default which is continuing. 6.4 Without prejudice to the obligations imposed on the Assignors in this Clause 6, each Assignor hereby authorises the Administrative Agent and releases it for this purpose from the restrictions imposed by § 181 BGB to notify each debtor and insurer on its behalf of this Agreement and the assignment of the Intra-Group Receivables and the Insurance Receivables in such form as the Administrative Agent deems appropriate. 7. RECEIVABLES UNDER EXTENDED RETENTION OF TITLE ARRANGEMENTS 7.1 If Receivables are assigned pursuant to this Agreement which are subject to extended retention of title arrangements (verlängerter Eigentumsvorbehalt), the assignment shall only become effective upon the termination (Erlöschen) of such extended retention of title arrangement. As long as any person is only partly entitled to the Receivables as a result of such person's retention of title arrangement, the assignment of such Receivables to the Administrative Agent hereunder shall be limited to the part of the relevant Receivables to which the relevant Assignor is entitled. The remaining part of the relevant Receivables will be assigned to the Administrative Agent at such time as that part is no longer affected by any extended retention of title arrangement. 7.2 Each Assignor hereby assigns to the Administrative Agent its right to reassignment of Receivables assigned to a person by reason of an extended retention of title arrangement as well as any contingent claims to the transfer of all proceeds paid to such person, together with all rights pertaining thereto. The same applies to any possible inchoate right (Anwartschaftsrecht) with respect to the assignment of any Receivables which are subject to a dissolving condition (auflösende Bedingung). The Administrative Agent hereby accepts such assignments. 7.3 The Administrative Agent may at any time after an Event of Default which is continuing terminate any retention of title arrangement on behalf of the relevant Assignor by discharging the respective liability of the relevant Assignor towards the relevant supplier. Each Assignor will reimburse the Administrative Agent for any costs and expenses so incurred in accordance with Section 10.04 of the Credit Agreement. 8. CHECKS AND BILLS OF EXCHANGE 8.1 If payments in respect of the Receivables are made by check or bill of exchange, the ownership in the documents shall pass to the Administrative Agent upon any Assignor acquiring such ownership, and the relevant Assignor hereby assigns its present and future rights arising therefrom as security for the Secured Obligations to the Administrative Agent. Each Assignor will hold any checks and bills of exchange in gratuitous custody (unentgeltliche Verwahrung) for the Administrative Agent or, if the relevant Assignor does not obtain actual possession of such documents, each Assignor hereby assigns to the Administrative Agent all of its present and future

8 AVAYA Global Assignment Agreement (#283646FRA) claims for delivery thereof against third parties as security for the Secured Obligations. The Administrative Agent accepts such transfers and/or assignments. 8.2 Following an Event of Default which is continuing, each Assignor shall endorse any such cheques and bills of exchange and shall promptly deliver them to the Administrative Agent. 9. COLLECTION OF RECEIVABLES BY THE ASSIGNORS Each Assignor is hereby authorised by the Administrative Agent to collect the Receivables (ermächtigt zur Einziehung) in its own name and for its own account and to exercise any rights and claims in relation to the Receivables (the "Authorisation"). In doing so, each Assignor shall act with the care of a prudent businessman (Sorgfalt eines ordentlichen Kaufmanns). The Administrative Agent may revoke the Authorisation at any time after the occurrence of an Event of Default which is continuing. 10. REPRESENTATIONS Each Assignor hereby guarantees (garantiert) to the Administrative Agent by way of an independent guarantee (selbstständiges Garantieversprechen) pursuant to § 311 para. 1 BGB that the following statements are accurate and complete in all material respects as at the date hereof: 10.1 at the date hereof each Assignor is (i) validly existing and (ii) neither unable to pay its debts as and when they fall due (zahlungsunfähig), over-indebted (überschuldet) nor subject to imminent illiquidity (drohende Zahlungsunfähigkeit) (all within the meaning of §§ 17 to 19, inclusive, of the German Insolvency Act (Insolvenzordnung)) or any similar situation under any applicable law or subject to any insolvency proceedings (Insolvenzverfahren) or similar proceedings under any applicable law; 10.2 to the best of its knowledge: except for extended retention of title arrangements (verlängerter Eigentumsvorbehalt) the Receivables are assignable (abtretbar), can be freely assigned by the relevant Assignor and are not in any way encumbered or subject to any rights of third parties, or if the assignment of Receivables is restricted (i) the respective debtor has consented to the assignment (which has to be proven by the relevant Assignor to the Administrative Agent upon reasonable request) or (ii) pursuant to § 354a HGB, the exclusion or limitation of such assignment does not affect the validity of Assignment; 10.3 to the best of its knowledge, the existing Trade Receivables listed in Schedule 1 (List of Trade Receivables) and originating from contracts with its German customers are governed by German law; 10.4 the termination right (Kündigungsrecht) regarding any Current Account Arrangement has neither been waived nor in any way restricted; 10.5 to the best of its knowledge: except for extended retention of title arrangements (verlängerter Eigentumsvorbehalt) each Assignor is the sole unrestricted owner of the Receivables and no other person is entitled to any Collateral as joint creditor (Gesamtgläubiger) or co-creditor (Mitgläubiger).

9 AVAYA Global Assignment Agreement (#283646FRA) 10.6 the information contained in Schedule 1 (List of Trade Receivables) to Schedule 3 (Existing Intra-Group Receivables) is accurate and complete in all material respects. 10.7 it has the corporate power and authority to enter into this Agreement, and all necessary authorisations to entitle the relevant Assignor to enter into this Agreement have been obtained and are in full force and effect; 10.8 the Administrative Agent will have as security for any and all Secured Obligations, a validly perfected first-priority security interest (subject to any Permitted Lien) in the Receivables of the relevant Assignor; and 10.9 the Assignment created under this Agreement is enforceable without enforceable judgment or other instrument (vollstreckbarer Titel). 11. UNDERTAKINGS During the term of this Agreement, each Assignor undertakes to the Administrative Agent: 11.1 unless otherwise explicitly permitted under this Agreement or the Credit Agreement or with the Administrative Agent's prior written consent, not to sell, transfer assign or otherwise dispose of any of the Receivables; 11.2 not to encumber, permit to subsist, create or agree to create any other security interest or third party right in or over the Receivables except as set out in this Agreement or as explicitly permitted by the Credit Agreement; 11.3 to the extent required by the other Loan Documents: to ensure that any payment in respect of any Receivable is made into a bank account which has been pledged in favour of the Administrative Agent; 11.4 to refrain from any acts or omissions, the purpose or effect of which is or would be the Receivables ceasing to be assignable or subjecting any Receivables to any law other than German law; 11.5 not to take or participate in any action which would for any other reason defeat, impair or circumvent the rights of the Pledgees, except in each case as otherwise permitted hereunder or with the prior written consent of the Administrative Agent; 11.6 at its own expense, if requested by the Administrative Agent, to defend its title or interest in the Receivables, and the security interest of the Administrative Agent created hereunder and the priority thereof, in each case against any and all liens (including Pfändungen but other than liens permitted pursuant to the Credit Agreement), however arising, of all Persons whomsoever; 11.7 to conduct all legal actions and to take all actions, at its own costs and expenses, that the Administrative Agent reasonably requests for the creation, perfection, maintenance, protection, continuance or enforcement of the security interests and any of the rights purported to be created hereunder.

10 AVAYA Global Assignment Agreement (#283646FRA) 12. ENFORCEMENT At any time after the occurrence of an Event of Default which is continuing, the Administrative Agent shall be entitled to (i) revoke the Authorisation, (ii) terminate (kündigen) any Current Account Arrangements, (iii) notify the debtors of any Receivables (for the avoidance of doubt, such restriction does not apply to a notice to be given to debtors of Insurance Receivables and Intra-Group Receivables which can be notified prior to the occurrence of an Event of Default), (iv) enforce its rights under this Agreement, and (v) arrange for the collection of the Receivables for and on behalf of the Secured Parties to the extent necessary to satisfy any outstanding Secured Obligations. 12.1 Except, for the avoidance of doubt, with regard to the disclosure of any Assignment with regard to Insurance Receivables and Intra-Group Receivables, the Administrative Agent will notify the relevant Assignor at least 5 (five) Business Days prior to the enforcement of the assigned Receivables (or any of them). No such notification shall be required if it were unsuitable under the circumstances (untunlich), in particular if (i) the relevant Assignor has generally ceased to make payments (Zahlungseinstellung), (ii) an application for the institution of insolvency proceedings has been filed by or against the relevant Assignor (Antrag auf Eröffnung eines Insolvenzverfahrens) or insolvency proceedings have been opened (Eröffnung eines Insolvenzverfahrens) against the relevant Assignor, unless in case of an application filed against it, such application is obviously abusive, or (iii) compliance with the notice period would have an adverse effect on the enforcement and realisation of the assigned Receivables. Each Assignor hereby expressly agrees that these notice provisions are sufficient and the Administrative Agent shall not be obliged to deliver any further notices or proof to the relevant Assignor prior to the realisation of the assigned Receivables. 12.2 To the extent that the Authorisation is revoked, the Administrative Agent may request to receive all relevant documents relating to the Receivables and each Assignor hereby agrees to promptly comply with any such request. 12.3 After the occurrence of an Event of Default which is continuing, the Administrative Agent may collect the Receivables in total or in part to the extent necessary to satisfy any outstanding Secured Obligations, it being understood that the Administrative Agent shall apply the proceeds of such realisation towards the Secured Obligations in accordance with the relevant provision of the Credit Agreement. 12.4 After the occurrence of an Event of Default which is continuing, the Administrative Agent may request the Assignors to collect the Receivables for and on behalf of the Administrative Agent and in accordance with the Administrative Agent's instruction. Each Assignor shall promptly comply with such request. 12.5 If the Administrative Agent collects any Receivables pursuant to Clause 12.3 above (Enforcement), it may take all measures and enter into all agreements with debtors that it considers to be expedient. In particular, the Administrative Agent may grant discounts or indulgence to any debtors and/or enter into settlement agreements of any kind in relation to existing Receivables at any time.

11 AVAYA Global Assignment Agreement (#283646FRA) 12.6 The Administrative Agent may, in its sole discretion, determine which of several security interests (created under this Agreement or elsewhere) shall be used to satisfy the Secured Obligations. 12.7 Given the non-accessory nature of the Security created hereunder, none of the Assignors has defences of revocation and set-off and nor defences based on defences any Loan Party might have against the Secured Obligations. The Administrative Agent is not required to proceed against or enforce any other rights or security before enforcing the security interest created hereunder. 13. LIMITATIONS ON ENFORCEMENT 13.1 Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if and to the extent that any managing director (Geschäftsführer) of an Assignor (or, in case of Assignor 1, of its general partner) demonstrates in writing to the Administrative Agent by way of providing a certificate accompanied with background information reasonably satisfactory to the Administrative Agent (acting reasonably) that enforcement of the collateral created hereunder in respect of any Cross- and Upstream Liability Obligation were to cause personal liability of such managing director based on mandatory restrictions imposed by German law relating to up-stream and cross-stream guarantees and/or collateral and/or payment, the Administrative Agent shall only be entitled to enforce the collateral created hereunder in respect of the Cross- and Upstream Liability Obligation up to the amount at which no such personal liability (as demonstrated by the managing director) would occur. In the event that the Administrative Agent is so restricted in enforcement of the collateral granted hereunder pursuant to this Clause, the relevant Assignor shall take all reasonable measures to mitigate the effect of such limitation and inform the Administrative Agent of any such measures accordingly. The relevant Assignor shall at any time, upon the Administrative Agent's reasonable request, provide the Administrative Agent with further and updated evidence showing whether and to which extent its financial condition has improved. The Administrative Agent shall at all times remain entitled (acting reasonably) to further enforce the collateral created hereunder in respect of the Cross- and Upstream Liability Obligation as and when the financial condition of the relevant Assignor improves. 13.2 Any evidence relating to financial information delivered by the relevant Assignor in connection with Clause 13.1 above shall be prepared in accordance with the provisions of the HGB consistently applied by the relevant Assignor (or in case of Assignor 1, by its general partner) in preparing its unconsolidated balance sheets (Jahresabschluss) according to § 42 GmbHG, §§ 242, 264 HGB in the previous years, save that (i) loans provided to the relevant Assignor by its parent or any of its parent's subsidiaries shall be disregarded, if and to the extent that such loans are subordinated or are considered subordinated by law or by contract at least to the rank pursuant to § 39 (1) No. 5 InsO and (ii) loans or other contractual liabilities incurred by the relevant Assignor in breach of this Agreement or any other Loan Document shall not be taken into account as liabilities. 13.3 “Cross- and Upstream Liability Obligations” means any guarantee and indemnity or joint and several liability which secures any obligations owed by any other Loan Party who is an affiliated company (verbundenes Unternehmen) within the meaning of § 15 German Stock Corporation Act (Aktiengesetz) (in each case other than a direct

12 AVAYA Global Assignment Agreement (#283646FRA) or indirect subsidiary of the relevant Assignor). For the avoidance of doubt, any guarantee and indemnity or joint and several liability which secures any obligations owed in respect of (x) loans to the extent they are on-lent to the relevant Assignor or any of its direct or indirect subsidiaries and such amount is not repaid or (y) bank guarantees, letters of credit or any other financial or monetary instrument issued for the benefit of any of the creditors of the relevant Assignor or any of its direct or indirect subsidiaries shall not constitute Cross- and Upstream Liability Obligations. 14. BOOKKEEPING AND DATA PROCESSING 14.1 Each Assignor hereby assigns to the Administrative Agent, who hereby accepts such assignment, any right it has against any third party (in particular any bookkeeping firm or tax consultant) in respect of the return of any means of evidence or documents which the relevant Assignor has handed over to such third party and which are necessary to identify the Receivables. Each Assignor undertakes to instruct any such third party, upon the occurrence of an Event of Default which is continuing, to provide the Administrative Agent upon first demand with such information, proof and documents which are necessary to check, assess and/or enforce the security interest created hereby. 14.2 Upon the occurrence of an Event of Default which is continuing, each Assignor shall allow the Administrative Agent access to any electronic data-processing system, including peripheral equipment, in which any data concerning the Receivables or any part thereof have been stored at all reasonable times during normal business hours and upon reasonable advance notice. Moreover, each Assignor shall provide any assistance required to the Administrative Agent (including by making software operators available). Each Assignor hereby assigns to the Administrative Agent, who hereby accepts such assignment, all its rights against any third party which handles the electronic processing of data concerning the Receivables and undertakes to instruct any such third party, upon a respective demand of the Administrative Agent following the occurrence of an Event of Default which is continuing, to handle the processing of data for the Administrative Agent as it did for the relevant Assignor provided that the relevant Assignor shall continue to be given access to any data it requires in its ordinary course of business. 14.3 The Administrative Agent authorises each Assignor to exercise the rights assigned to the Administrative Agent pursuant to Clauses 14.1 above and 14.2 above at all times prior to the occurrence of an Event of Default which is continuing. 15. RECOURSE CLAIMS No Assignor shall at any time before, on or after an enforcement of the assigned Receivables, and/or as a result of any Assignor entering into this Agreement, have any recourse claims (Rückgriffsansprüche) (including those on the basis of unjust enrichment (ungerechtfertigte Bereicherung)) or be entitled to demand indemnification or compensation from any Loan Party or any of the relevant Loan Party's affiliates or to assign any of these claims. Each Assignor hereby irrevocably waives (Verzicht auf Rückgriffsansprüche) and, to the extent any rights or claims are not covered by such waiver, agrees not to exercise (pactum de non petendo) any rights or claims that may pass to, or are otherwise established or created for the benefit of,

13 AVAYA Global Assignment Agreement (#283646FRA) the relevant Assignor by subrogation or otherwise, including any recourse claim against any Loan Party as a result of: (a) the repayment by the relevant Assignor of any debt or the satisfaction of any other obligation of that Loan Party under any of the Loan Documents; or (b) the enforcement of any of the assigned Receivables (or any part thereof). 16. COSTS AND EXPENSES Sections 10.04 and 10.05 of the Credit Agreement shall apply accordingly as explicitly set out in this Agreement. 17. INDEMNITY Section 10.05 of the Credit Agreement shall apply accordingly as explicitly set out in this Agreement. 18. DURATION AND INDEPENDENCE 18.1 This Agreement shall remain in full force and effect until complete satisfaction of the Secured Obligations. The security interest created hereunder shall not cease to exist if the Secured Obligations have only temporarily been discharged. 18.2 This Agreement shall create a continuing security interest and no amendment, novation, restatement, supplement, supersession, extension or other modification whatsoever in the Credit Agreement or in any document or agreement related to the Credit Agreement shall affect the validity, enforceability or the scope of this Agreement nor the obligations that are imposed on the Assignors pursuant to it. 18.3 This Agreement is independent from any other security interest that may have been or will be given to the Secured Parties (including the Administrative Agent). Such other security interest shall not prejudice, shall not be prejudiced by, and shall not be merged in any way with this Agreement. 18.4 Waiving § 418 BGB, each Assignor hereby agrees that the security interest created hereunder shall not be affected by any transfer or assumption of the Secured Obligations to, or by, any third party. 19. RELEASE OF SECURITY (SICHERHEITENFREIGABE) 19.1 Upon complete satisfaction of the Secured Obligations, the Administrative Agent will without undue delay, at the costs and expenses of the Assignor, reassign to the relevant Assignor the Receivables and surrender the excess proceeds, if any, resulting from any realisation of the Receivables. The Administrative Agent will, however, transfer any of the Receivables or excess proceeds to a third person if so required by mandatory, applicable law. 19.2 At any time when the total value of any and all Security granted by the Assignors and any of the other Foreign Loan Parties to secure the Secured Obligations, which can be expected to be realized in the event of an enforcement of any and all Security (realisierbarer Wert), exceeds 110% of the Secured Obligations (the "Limit") not only temporarily, the Administrative Agent shall, on demand of the Assignors, release such part of the Security (Sicherheitenfreigabe) as the Administrative Agent may in its sole discretion determine so as to reduce the realizable value of the Security to the Limit.

20. NOTICES AND LANGUAGE

20.1 All notices, consents, and other communications hereunder shall be made in writing and shall be hand-delivered or sent by facsimile or courier to the following addresses, or to such other recipients or addresses as notified by the respective Party to the other Parties in writing no later than 5 (five) Business Days before any subsequent notices or communications will be sent to such Person:

to Assignor 1:	**AVAYA GMBH & CO. KG**	
	Address:	Theodor-Heuss-Allee 112, 60486 Frankfurt am Main, Germany
	Telefax:	(0049) (69) 7505 56384
	Attention:	Wolfgang Zorn Area Controller DACH
to Assignor 2:	**AVAYA DEUTSCHLAND GMBH**	
	Address:	Theodor-Heuss-Allee 112, 60486 Frankfurt am Main, Germany
	Telefax:	(0049) (69) 7505 56384
	Attention:	Wolfgang Zorn Area Controller DACH
in each case with copy to:	**Adele Freedman**	
	Address:	c/o Avaya Inc. 4655 Great American Parkway Santa Clara, CA 95054 U.S.A.
	Michael Lee	
	Address:	ROPES & GRAY LLP Prudential Tower, 800 Boylston Street Boston, MA 02199-3600 U.S.A.
to the Administrative Agent:	**CITIBANK, N.A.**	
	Address:	390 Greenwich Street, 1st Floor New York, NY 10013
	Attention:	Brendan Mackay
	Telephone:	(001) (212) 723-3752
	Telefax:	(001) (646) 291-3363

14

AVAYA Global Assignment Agreement (#283646FRA)

15 AVAYA Global Assignment Agreement (#283646FRA) 20.2 Proof of posting or dispatch of any notice or communication to any Assignor shall be deemed (widerlegbare Vermutung) to be proof of receipt in the case of a letter, on the second Business Day in the country of receipt after posting and in the case of a fax transmission or cable on the Business Day in the country of receipt immediately following the date of its dispatch. 20.3 Any notice or other communication under or in connection with this Agreement shall be in the English language or, if in any other language, accompanied by a translation into the English language. In the event of any conflict between the English language text and the text in the other language, the English language text shall prevail (including in case of translations into the English language). 21. PARTIAL INVALIDITY; WAIVER 21.1 Invalidity 21.2 Without prejudice to any other provision hereof, if at any time any provision hereof is or becomes void (nichtig), invalid, illegal or unenforceable in any respect in any jurisdiction or with respect to any Party, this shall not, to the fullest extent permitted by mandatory, applicable law, render void, invalid, illegal or unenforceable such provision or provisions in any other jurisdiction or with respect to any other Party and shall not affect or impair the validity, legality and enforceability of the remaining provisions hereof. Such void, invalid, illegal or unenforceable provision shall be deemed replaced by such valid, legal and enforceable provision that comes as close as reasonably possible to the commercial intentions of the Parties. Should a gap (Regelungslücke) become evident in this Agreement, such gap shall, without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof, be deemed to be filled with such provision as comes as close as reasonably possible to what the Parties would have intended in accordance with the purpose of this Agreement had they considered the point at the time of conclusion of this Agreement. § 139 BGB shall not at all apply. 21.3 Waiver No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided hereunder are cumulative and not exclusive of any rights or remedies provided by law. 22. COUNTERPARTS AND CONCLUSION OF THIS AGREEMENT 22.1 This Agreement may be executed in any number of counterparts each of which when so executed shall constitute one and the same Agreement. 22.2 This Agreement may be concluded by an exchange of signed signature page(s), transmitted by way of fax, computer fax or attached as an electronic photocopy to an email. 22.3 If the Agreement is to be concluded pursuant to Clause 22.2 (Counterparts and Conclusion of this Agreement) above, each Party shall transmit its signed signature

16 AVAYA Global Assignment Agreement (#283646FRA) page(s) to Skadden, Arps, Slate, Meagher & Flom LLP, attention Dr. Jörg Hanke and Dr. Johannes Kremer by electronic mail to joerg.hanke@skadden.com and johannes.kremer@skadden.com (each a "Recipient"). The Recipient acting as an authorised receiving agent (Empfangsbote) will forward all received signature pages to all Parties by one of the means of communication referred to in Clause 22.22 (Counterparts and Conclusion of this Agreement) above. The Agreement shall be concluded as soon as all Parties to this Agreement as of the date hereof have received signature pages of all other Parties (actually or in a form acknowledged by German case law - Zugang). Promptly after receipt of all signature pages by the Parties, each party to this Agreement shall confirm such receipt. 22.4 For the purposes of Clause 22.3 (Counterparts and Conclusion of this Agreement) above, each Party authorises each Recipient by (counter)signing this Agreement to receive on its behalf the signature page(s) from all other Parties as an authorised receiving agent (Empfangsbote). For the avoidance of doubt, no Recipient shall have further duties connected with its position as Recipient (in particular, but not limited to, no Recipient shall be under an obligation to examine the genuineness of the signatures or the authorisation of the signatories). 22.5 For purposes of proof and confirmation only, the Administrative Agent may request that one or several copies of this Agreement shall be originally signed by the Parties. 23. AMENDMENTS Changes to and amendments of this Agreement, including this Clause 23, must be made in writing. 24. ASSIGNS AND TRANSFEREES This Agreement shall be binding upon the Parties and their respective successors in law. The Administrative Agent shall be entitled to assign or otherwise transfer any and all of its rights and duties under this Agreement to any third party in accordance with the Credit Agreement. None of the Assignors shall be entitled to any such assignment or transfer other than pursuant to a transaction permitted by the Credit Agreement. 25. APPLICABLE LAW; JURISDICTION 25.1 Governing Law This Agreement shall be governed by and construed in accordance with, the laws of the Federal Republic of Germany. 25.2 Jurisdiction The district court (Landgericht) in Frankfurt am Main shall, to the extent legally permissible, have exclusive jurisdiction for any and all disputes arising under or in connection with this Agreement; provided, however, that the Administrative Agent shall also be entitled to take action against any of the Assignors in any other court of competent jurisdiction and that the taking of proceedings against any Assignor in any one or more jurisdictions shall not preclude the taking of proceedings in any other

17 AVAYA Global Assignment Agreement (#283646FRA) jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.